FORM 8-A
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       RTC CRUISES, LTD.
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    (Exact name of registrant as specified in its charter)*

CAYMAN ISLANDS
BRITISH WEST INDIES                                          65-0613844
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(State of incorporation of organization)   (I.R.S. Employer Identification No.)

GABLES WATERWAY EXECUTIVE CENTER,
1390 SOUTH DIXIE HIGHWAY, SUITE 2114,
CORAL GABLES, FLORIDA                                              33146
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(Address of principal executive offices)                         (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered

                 NONE                                  N/A
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    If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

    If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

    Securities to be registered pursuant to Section 12(g) of the Act:

                         COMMON STOCK, $.00003 PAR VALUE
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital of the Company consists of 10,000,000 shares, par value $.00003 per share, divided into 8,600,000 shares of Common Stock and 1,400,000 shares of Preferred Stock. The following summary of the material provisions of the Company's securities does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Memorandum of Association and Articles of Association, which have been incorporated by reference as exhibits to this Registration Statement.

         As of September 26, 1996, there were 3,442,000 shares of Common Stock issued and outstanding to 37 stockholders of record.

         The holders of Common Stock are entitled to one vote for each share of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and are non-assessable.

         In accordance with the Articles of Association of the Company, all transfers of shares of capital stock of the Company, including the Common Stock, are subject to the approval of the Board of Directors of the Company at their sole discretion. This provision has been incorporated into the Company's Articles of Association in order to ensure that the Company does not become a Controlled Foreign Corporation, as such term is defined in the United States Internal Revenue Code.

         The Cayman Islands presently impose no taxes on profit, income, capital gains, or appreciations of the Company and no taxes are currently imposed in the Cayman Islands on profit, income, capital gains or appreciations of the holders of the Common Stock or in the nature of estate duty, inheritance, or capital transfer tax. There is no income tax treaty between the United States and the Cayman Islands.

         The Company is not subject to any governmental laws, decrees, or regulations in the Cayman Islands which restrict the export or import of capital, or that affect the remittance of dividends, interest or other payments to non-resident holders of the Common Stock. The Cayman Islands does not impose any limitations on the right of non-resident owners to hold or vote the Common Stock. There are no exchange control restrictions in the Cayman Islands.

ITEM 2.  EXHIBITS

         A. Memorandum of Association of the Company is hereby incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 333-12769) as filed with the Commission on December 2, 1996.

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


         B. Articles of Association of the Company is hereby incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 333-12769) as filed with the Commission on December 2, 1996.

         C. Form of Common Stock Certificate is hereby incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 333-126769) as filed with the Commission on December 2, 1996.


                                   SIGNATURES

         In accordance with the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

                               Registrant:      RTC CRUISES, LTD.



Dated:  December 2, 1996                       By: /S/ DOUGLAS H. MACGARVEY
                                                    ------------------------
                                                      Douglas H. MacGarvey
                                                      Chief Executive Officer

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